Exhibit 10.2

FORM OF SPONSOR LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of May 26, 2021 by and between (i) Locust Walk Acquisition Corp., a Delaware corporation, which will be known after the consummation of the transactions contemplated by the Merger Agreement (as defined below) as “eFFECTOR Therapeutics, Inc.” (including any successor entity thereto, “Parent”), and (ii) Locust Walk Sponsor, LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, on May 26, 2021, (i) Parent, (ii) Locust Walk Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and (iii) eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving as a direct, wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, immediately prior to the closing of the Merger (the “Closing”), Sponsor is a holder of 4,511,250 shares of Parent Class B Common Stock (the “Founder Shares”), which it acquired from Parent in a private placement that occurred prior to the initial public offering of Parent public units (the “IPO”) pursuant to the final prospectus of Parent (File No. 333-251496), dated January 7, 2021, and filed with the SEC on January 11, 2021, which Founder Shares will automatically convert into shares of Parent Class A Common Stock at the Closing;

WHEREAS, after the closing of the IPO and in addition to such Founder Shares, Sponsor is a holder of 545,000 shares of Parent Class A Common Stock (the “Private Placement Shares”, together with the Founder Shares and any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Sponsor Shares”) and Parent Private Placement Warrants to purchase an aggregate of 181,667 shares of Parent Class A Common Stock, which it acquired from Parent in a private placement consummated simultaneously with the completion of the IPO; and

WHEREAS, pursuant to the Merger Agreement and as a condition thereof, the parties desire to enter into this Agreement, effective immediately following the Closing, pursuant to which the Sponsor Shares shall become subject to limitations on disposition as set forth herein in lieu of the transfer restrictions set forth in Section 3(b) and Section 3(c) of the letter agreement, dated January 7, 2021, between Parent, the Sponsor and the directors and officers of Parent (the “Insider Letter”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement. The terms in this Section 1 shall have the meaning ascribed to such term set forth below:

(a) “Beneficially Own” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act.

(b) “Change of Control” means any transaction or series of transactions following the Closing the result of which is: (i) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (ii) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring 50% or more of the combined voting power of the then outstanding securities of Parent or the surviving or successor entity immediately after such combination; (iii) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; provided, however, that any securities of Parent issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”.

(c) “Permitted Transferee” means (i) any member, officer or director of the Sponsor, or any immediate family member, partner, affiliate, member, stockholder, officer or director of a member of the Sponsor, (ii) any trust, in which all beneficiaries are Permitted Transferees under clause (i), or (iii) a charitable organization.

(d) “Lock-Up Period” means the period beginning on the Closing Date and ending on the earlier of (x) two hundred and seventy (270) days after the Closing Date, (y) the date on which the Parent Common Share Price equals or exceeds $12.00 for any twenty (20) trading days within any thirty (30) trading day period following the 90th day of the Closing Date, or (z) a Change of Control.

(e) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security or the economic value thereof, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Sponsor hereby agrees not to Transfer any Sponsor Shares during the Lock-Up Period. The foregoing sentence shall not apply to the Transfer of any or all of the Sponsor Shares owned by Sponsor to any Permitted Transferee; provided, however, that in such case it shall be a condition to such Transfer that the transferee (i) executes and delivers to Parent an agreement stating that the transferee is receiving and holding the Sponsor Shares subject to the provisions of this Agreement applicable to Sponsor, and there shall be no further Transfer of such Sponsor Shares except in accordance with this Agreement; (ii) such Transfer shall not involve a disposition for value (except for Transfers to a Permitted Transferee that is an affiliate of Sponsor); (iii) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Sponsor Shares remain subject to the lock-up restrictions hereunder; and (iv) there shall be no voluntary public disclosure or other announcement of such Transfer. Notwithstanding the foregoing, the restrictions on Transfers set forth in this Agreement shall not apply to the filing of a registration statement registering the resale of the Sponsor Shares pursuant to that certain Amended and Restated Registration Rights Agreement, to be entered into at the Closing, by and between the Company, Parent the Sponsor and certain stockholders of the Company named therein (for clarity such registration statement may include Sponsor Shares); provided no sales can be effected pursuant to such registration statement during the Lock-up Period.

(b) If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Sponsor Shares as one of its equity holders for all purposes. In order to enforce this Section 2, Parent may impose stop-transfer instructions with respect to the Sponsor Shares (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) If a release from the restrictions set forth in Section 9.1 of Parent Restated Bylaws is granted to any Lock-Up Holder (as defined in the Parent Restated Bylaws), the same percentage of Sponsor Shares (the “Pro-rata Release”) shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein; provided however, that such Pro-rata Release shall not be applied in the event of releases (a) granted from such lock-up restrictions to any individual party or parties to Transfer shares of the Parent Common Stock or other securities in an amount up to an aggregate of 2% of Parent total outstanding stock, (b) if the release or waiver is granted due to circumstances of any emergency or hardship of a Holder, as determined in Parent’s sole judgment, or (c) in connection with an underwritten public offering of Parent Common Stock, provided that the Holders holding registration rights have been given an opportunity to participate with other selling stockholders in such public offering (a “Follow-On Offering”) on a pro rata basis on pricing terms that are no less favorable than the terms of the Follow-On Offering.

(d) For the avoidance of any doubt, Sponsor shall retain all of its rights as a stockholder of Parent during the Lock-Up Period, including the right to vote any Sponsor Shares.

3. Sponsor Representations. The Sponsor represents and warrants to Parent, as of the date hereof and as of the Closing Date, that:

(a) it has full right and power, without violating any agreement to which it is bound, to enter into this Agreement;

(b) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor;

(c) this Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except for the Bankruptcy and Equity Exception);

(d) the execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement;

(e) the Sponsor has not entered into, and shall not enter into, any agreement that would prevent the Sponsor from performing any of its obligations hereunder; and

(f) the Sponsor Shares and the Parent Private Placement Warrants are the only securities of the Parent Beneficially Owned by the Sponsor as of the date hereof.

4. Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Sponsor upon Sponsor’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Sponsor are personal to Sponsor and may not be transferred or delegated by Sponsor at any time. Parent may freely assign or otherwise transfer any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Sponsor.

(c) Third Parties. Except as expressly set forth herein with respect to the Company prior to the Closing, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction.

I.    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

II.    Each of the parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 of the Merger Agreement or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

III.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4(D).

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.6 of the Merger Agreement to the applicable party, with respect to Parent and the Company, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to Sponsor, at the address set forth on Sponsor’s signature page.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Parent, the Sponsor and, prior to the Closing, the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i) Specific Performance. Sponsor acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Sponsor, money damages may be inadequate and Parent may have no adequate remedy at law, and agrees that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by Sponsor in accordance with their specific terms or were otherwise breached. Accordingly, Parent shall be entitled to seek, at its own expense, an injunction or restraining order to prevent breaches of this Agreement by Sponsor and to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which Parent may be entitled under this Agreement, at law or in equity.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Transaction Document or under the Insider Letter (other than the provisions of Section 3(b) and Section 3(c) thereof, which upon the Closing will be superseded by the provisions of this Agreement and shall terminate and have no further force or effect). Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent or any of the obligations of Sponsor under any other agreement between the Sponsor and Parent or any certificate or instrument executed by Sponsor in favor of Parent, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Sponsor under this Agreement.

(k) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Parent:

LOCUST WALK ACQUISITION CORP.

By:	/s/ Daniel Geffken
Name:	Daniel Geffken
Title:	Chief Financial Officer

{Additional Signature on the Following Page}

{Signature Page to Sponsor Lock-Up Agreement}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Sponsor:

LOCUST WALK SPONSOR, LLC

By:	Locust Walk Partners, LLC, its Manager

By:	/s/ Geoffrey Meyerson
Name:	Geoffrey Meyerson
Title:	Chief Executive Officer

Address for Notice:

Notice Address of the Sponsor:

200 Clarendon Street, 51st Floor

Boston, MA 02116

Attention: Geoff Meyerson

Email: gmeyerson@locustwalk.com

Acknowledged and Agreed:

/s/ Chris Ehrlich
Chris Ehrlich, individually

/s/ Daniel Geffken
Daniel Geffken, individually

/s/ Brian Atwood
Brian Atwood, individually

/s/ Elizabeth Bhatt
Elizabeth Bhatt, individually

/s/ Caroline Loewy
Caroline Loewy, individually

/s/ Barbara Kosacz
Barbara Kosacz, individually

{Signature Page to Sponsor Lock-Up Agreement}